Exhibit 10.01

FIRST AMENDMENT
TO
LOAN AND SECURITY AGREEMENT
This First Amendment to Loan and Security Agreement is entered into as of May 12, 2005 (the
“Amendment”), by and between COMERICA BANK (“Bank”) and CEPHEID (“Borrower”).
RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of
November 9, 2004, as amended (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.
NOW, THEREFORE, the parties agree as follows:

Section 1.1 of the Agreement is hereby amended to add or amend the following defined terms to read as follows:

“Collateral” means the property described on Exhibit A attached hereto.

                                                            “Credit Extension” means each Advance, Letter of Credit, Equipment Advance, or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Equipment Advance” has the meaning set forth in Section 2.1(c).

                                                            “Equipment Line” means a credit extension of up to Three Million Dollars ($3,000,000).

“Equipment Maturity Date” means May 12, 2009.
“Purchase Card Sublimit” means $300,000.
“Revolving Line” means a credit extension of up to Four Million
Three Hundred Thousand Dollars ($4,300,000).

The first sentence of Section 2.1(a)(i) of the Agreement is hereby amended to read as follows: “Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base, minus, in each case, the aggregate face amount of all outstanding Letters of Credit and the Purchase Card Sublimit.”

The first sentence of Section 2.1(b)(i) of the Agreement is hereby amended to read as follows: “Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Bank agrees to issue or cause to be issued standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, the “Letters of Credit”) in an aggregate outstanding face amount not to exceed the lesser of the Revolving Line or the Borrowing Base minus, in each case, the aggregate amount of the outstanding Advances and the Purchase Card Sublimit, provided that the aggregate face amount of all outstanding Letters of Credit shall not exceed Two Million Dollars ($2,000,000) at any time.”

New Sections 2.1(c) and (d) are hereby added to the Agreement to read as follows:

(c) Equipment Advances.

                    (i) Subject to and upon the terms and conditions of this Agreement, at any time from the date hereof through May 12, 2006, Bank agrees to make advances (each an “Equipment Advance” and, collectively, the “Equipment Advances”) to Borrower in an aggregate amount not to exceed the Equipment Line. Each Equipment Advance shall not exceed one hundred percent (100%) of the invoice amount of new equipment and tenant improvements approved by Bank from time to time (which Borrower shall, in any case, have purchased within 90 days of the date of the corresponding Equipment Advance), excluding taxes, shipping, warranty charges, freight discounts and installation expense. Notwithstanding the foregoing, in the initial Equipment Advance, Bank will finance such equipment and tenant improvements purchased at any time after September 1, 2004.

                    (ii) Interest shall accrue from the date of each Equipment Advance at the rate specified in Section 2.3, and shall be payable monthly on the twenty fourth (24th) day of each month so long as any Equipment Advances are outstanding. Any Equipment Advances that are outstanding on July ___, 2005 shall be payable in thirty six (36) equal monthly installments of principal, plus all accrued interest, beginning on August ___, 2005, and continuing on the same day of each month thereafter. Any Equipment Advances that are outstanding on October ___, 2005 (which have not already begun amortizing) shall be payable in thirty six (36) equal monthly installments of principal, plus all accrued interest, beginning on November ___, 2005, and continuing on the same day of each month thereafter. Any Equipment Advances that are outstanding on January ___, 2006 (which have not already begun amortizing) shall be payable in thirty six (36) equal monthly installments of principal, plus all accrued interest, beginning on February ___, 2006, and continuing on the same day of each month thereafter. Any Equipment Advances that are outstanding on April ___, 2006 (which have not already begun amortizing) shall be payable in thirty six (36) equal monthly installments of principal, plus all accrued interest, beginning on May ___, 2006, and continuing on the same day of each month thereafter. On the Equipment Maturity Date, at which time all amounts owing under this Section 2.1(c) and any other amounts owing under this Agreement shall be immediately due and payable. Equipment Advances, once repaid, may not be reborrowed. Except as set forth in the Amended and Restated LIBOR Addendum to Loan and Security Agreement executed in connection herewith, Borrower may prepay any Equipment Advances without penalty or premium.

                    (iii) When Borrower desires to obtain an Equipment Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time three (3) Business Days before the day on which the Equipment Advance is to be made. Such notice shall be substantially in the form of Exhibit B. The notice shall be signed by a Responsible Officer or its designee and include a completed loan supplement in substantially the form attached hereto as Exhibit A and a copy of the invoice, serial number, and proof of payment of such invoice for any equipment or tenant improvements to be financed.

          (d) Purchase Cards. Subject to the terms and conditions set forth in this Agreement, Bank agrees to make credit available to Borrower pursuant to a Treasury Management Service Agreement Purchasing Card between Borrower and Bank, in Bank’s standard form, in an amount not to exceed the Purchase Card Sublimit. As set forth herein, the Purchase Card Sublimit shall be reserved against the Revolving Line and the Borrowing Base to apply to Borrower’s obligations under such agreement.

Section 2.2 of the Agreement is hereby amended in its entirety to read as follows:

     2.2 Overadvances. If the aggregate amount of the outstanding Advances plus the aggregate face amount of all outstanding Letters of Credit plus the Purchase Card Sublimit exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

Section 2.3(a) of the Agreement is hereby amended in its entirety to read as follows:

          (a) Interest Rates. Except as set forth in Section 2.3(b), the Advances and the Equipment Advances, each of which shall be a Prime Rate Option Advance or a LIBOR Option Advance as elected by Borrower in accordance with the terms set forth in the Amended and Restated LIBOR Addendum to Loan and Security Agreement dated as of May 12, 2005, shall bear interest on the outstanding Daily Balance thereof at the applicable rate set forth in such Amended and Restated LIBOR Addendum to Loan and Security Agreement.

Sections 6.6 and 6.7 of the Agreement are hereby amended in their entirety to read as follows:

     6.6 Minimum Unrestricted Cash at Bank. Borrower shall maintain with Bank and/or Comerica Securities (provided that securities account control agreements are in place with respect to such accounts) at all times a balance of unrestricted cash that is at least eight tenths (0.80) of the outstanding balance of all Indebtedness (including without limitation any outstanding Letters of Credit and the Purchase Card Sublimit) owing by Borrower to Bank.

     6.7 Minimum Unrestricted Cash. Borrower shall maintain at all times a balance of unrestricted cash that is at least Twenty Five Million Dollars ($25,000,000), provided that, at any time that any Equipment Advances are outstanding, Borrower shall maintain at all times a balance of unrestricted cash that is at least the greater of (i) Twenty Five Million Dollars ($25,000,000) or (ii) Remaining Months Liquidity. As used herein, “Remaining Months Liquidity” means the net change in Borrower’s cash during the six months immediately preceding the date of measurement net of changes in debt, stock, paid-in capital, minority interests, and milestone license payments set forth on Schedule 1 attached hereto.

Exhibit A to the Agreement is hereby amended to read as Exhibit A (including attachments) to this Amendment.

Exhibit C to the Agreement is hereby amended to read as Exhibit C to this Amendment.

Exhibit D to the Agreement is hereby amended to read as Exhibit D to this Amendment.

Schedule 1 to the Amendment is hereby added and incorporated by this reference into the Amendment.

Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral, as described on Exhibit A to this Amendment, in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Agreements and the other Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Agreement, except to the extent such security interest are being released pursuant to Section 17 above.

Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

          a. this Amendment, duly executed by Borrower;

          b. Corporate Resolutions to Borrow;

          c. Amended and Restated LIBOR Addendum to Loan and Security Agreement;

          d. disbursement instructions, an agreement to provide insurance, and an auto-debit authorization;

          e. an amount equal to all Bank Expenses incurred through the date of this Amendment (not to exceed $3,000 in connection with this Amendment); and

          f. such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

CEPHEID

By:

Title:

Name:

COMERICA BANK

By:

Title:

Name:

EXHIBIT A
COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All Borrower’s (herein referred to as “Borrower” or “Debtor”):

(i) accounts now owned or hereafter arising and all proceeds thereof, including cash and noncash proceeds and any returned or repossessed goods arising therefrom and including any deposit or similar accounts into which any such proceeds are deposited, and all other property due or to become due to Debtor arising out of the sale or other disposition of Debtor’s property, whether in the form of instruments, payment intangibles, investment property, deposit accounts or letter of credit rights;

(ii) cash, cash equivalents, and investments, including without limitation all deposit accounts of whatever nature (including all money market accounts), investment property (including securities and securities entitlements), money, and all of Debtor’s books and records with respect to any of the foregoing, and any and all cash proceeds and/or noncash proceeds of any of the foregoing; and

(iii) all equipment, tenant improvements, or other personal property of Debtor financed by Bank pursuant to that certain Loan and Security Agreement dated as of November 9, 2004, as amended by that certain First Amendment to Loan and Security Agreement dated as of May 12, 2005, as further amended or replaced from time to time (collectively, the “Loan Agreement”), including, without limitation as listed on Annex A to each Loan Supplement executed by Borrower in connection with the Loan Agreement, whether now owned or hereafter acquired, wherever located, together with all substitutions, renewals or replacements of and additions, improvements, and accessions to any and all of the foregoing, and all proceeds from sales, renewals, releases or other dispositions thereof.

Loan Supplement

LOAN AGREEMENT SUPPLEMENT, dated ___(“Supplement”), supplements the Loan and Security Agreement dated as of November 9, 2004, as amended by that certain First Amendment to Loan and Security Agreement dated as of May 12, 2005, as further amended or replaced from time to time (collectively, the “Loan Agreement”) by and between the undersigned (“Borrower”), and Comerica Bank (“Bank”). Capitalized terms used herein but not otherwise defined herein are used with the respective meanings given to such terms in the Loan Agreement.

To secure the prompt payment by Borrower of all Obligations (as defined in the Loan Agreement), and the performance by Borrower of all the terms contained in the Loan Agreement, Borrower grants Bank, a first priority security interest in each item of equipment and other property described in Annex A attached hereto, which equipment and other property shall be deemed to be additional Collateral under the Loan Agreement. The Loan Agreement is hereby incorporated by reference herein and is hereby ratified, approved and confirmed. Annex A is attached hereto. This Supplement may be executed by Borrower and Bank in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

This Supplement is delivered as of this day and year first above written.

COMERICA BANK	CEPHEID
“Bank”	“Borrower”

By:	By:

Name:	Name:

Title:	Title:

Annex A - Description of additional Collateral

Annex A

The Equipment and tenant improvements being financed with the Equipment Advance is listed below. Upon the funding of such Equipment Advance, this schedule automatically shall be deemed to be a part of the Collateral.

Description of Equipment:	Make	Model	Serial #	Invoice #

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrower: CEPHEID		Lender: Comerica Bank
Commitment Amount: $4,300,000

ACCOUNTS RECEIVABLE
1.	Accounts Receivable Book Value as of ___		$
2.	Additions (please explain on reverse)		$
3.	TOTAL ACCOUNTS RECEIVABLE		$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	Amounts over 90 days due	$

5.	Balance of 25% over 90 day accounts	$

6.	Concentration Limits [1]
7.	Ineligible Foreign Accounts [2]	$

8.	Governmental Accounts	$

9.	Contra Accounts	$

10.	Demo Accounts	$

11.	Intercompany/Employee Accounts	$

12.	Other (please explain on reverse)	$

13.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$
14.	Eligible Accounts (#3 minus #13)		$
15.	LOAN VALUE OF ACCOUNTS (80% of #14)		$

BALANCES
16.	Maximum Loan Amount		$4,300,000
17.	Total Funds Available [Lesser of #16 or #15]		$
18.	Present balance owing on Line of Credit		$
19.	Outstanding under Sublimits		$
20.	RESERVE POSITION (#17 minus #18 and #19)		$

[1]	Ineligible concentration Accounts include Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except (A) Accounts with respect to which Northrop Grumman is the account debtor, (B) Accounts with respect to which Fisher Scientific is the account debtor, (c) Accounts with respect to which Smiths Detection is the account debtor, and (D) as approved in writing by Bank.

[2]	“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that (a) are supported by one or more letters of credit or credit insurance in an amount and of a tenor, and issued by a financial institution or insurer, acceptable to Bank, (b) are accounts on which the account debtor is Takara Bio Inc., a corporation formed under the laws of Japan, or Gene Company Limited (provided such Accounts are not otherwise excluded under the definition of “Eligible Accounts”), or (c) that Bank approves on a case-by-case basis.

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Comerica Bank.

CEPHEID

By:

Authorized Signer

EXHIBIT D
COMPLIANCE CERTIFICATE

TO:           COMERICA BANK

FROM:     CEPHEID

The undersigned authorized officer of CEPHEID hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending ___with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies
Quarterly financial statements	Quarterly at 10-Q deadline	Yes	No
Annual (CPA Audited)	Annually at 10-K deadline	Yes	No
10K and 10Q	Concurrent with filing at the Securities Exchange Commission	Yes	No
A/R & A/P Agings, Borrowing Base Cert.	Monthly within 20 days	Yes	No

Financial Covenant	Required	Actual		Complies
Minimum Unrestricted Cash at Bank	0.80x Bank debt	$	Yes	No
Minimum Unrestricted Cash	$25,000,000*	$	Yes	No

*At any time that any Equipment Advances are outstanding, Borrower shall maintain at all times a balance of unrestricted cash that is at least the greater of (i) Twenty Five Million Dollars ($25,000,000) and (ii) six (6) times Remaining Months Liquidity

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:

Sincerely,		AUTHORIZED SIGNER

Date:

Verified:

SIGNATURE		AUTHORIZED SIGNER

Date:

TITLE

Compliance Status Yes No

DATE

Schedule 1
Milestone Payments
$1,000,000 in the quarter ending March 31, 2005
$1,000,000 in the quarter ending June 30, 2005
$8,000,000 in the quarter ending September 30, 2005
$1,000,000 in the quarter ending December 31, 2005

CORPORATE RESOLUTIONS TO BORROW

Borrower: CEPHEID

I, the undersigned Secretary or Assistant Secretary of CEPHEID (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of California.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Certificate of Incorporation, as amended, and the Restated Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money. To borrow from time to time from Comerica Bank (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents. To execute and deliver to Bank that certain First Amendment to Loan and Security Agreement dated as of May 12, 2005 (the “Amendment”) and any documents related to the Amendment or to that certain Loan and Security Agreement dated as of April 25, 2003, as amended (collectively with the Amendment, the “Loan Documents”), and also to execute and deliver to Bank one or more amendments, renewals, extensions, modifications, consolidations, or substitutions for the Loan Documents.

Grant Security. To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Letters of Credit. To execute letter of credit applications and other related documents pertaining to Bank’s issuance of letters of credit.

Purchase Card Program. To execute agreements related to Bank’s purchase card program. Negotiate Items. To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on May 12, 2005, and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

X

LIBOR

Amended and Restated Addendum to Loan and Security Agreement

     This Amended and Restated Addendum to Loan and Security Agreement (this “Addendum”) is entered into as of this 24th day of May 12, 2005, by and between COMERICA BANK (“Bank”) and CEPHEID (“Borrower”). This Addendum supplements the terms of the Loan and Security Agreement dated as of October 27, 2004 between Borrower and Bank, as amended from time to time, including without limitation by that certain First Amendment to Loan and Security Agreement dated as of even date herewith (collectively, the “Note”). This Agreement is intended to and does completely amend and restate, without novation, that certain LIBOR Addendum to Loan and Security Agreement entered into between Bank and Borrower dated as of October 27, 2004.

     1. Definitions.

          a. Advance. As used herein, “Advance” means an Advance (as defined in the Note) requested by Borrower and made by Bank under the Note, including a LIBOR Option Advance or a Prime Rate Option Advance.

          b. Business Day. As used herein, “Business Day” means any day except a Saturday, Sunday or any other day designated as a holiday under Federal or California statute or regulation.

          c. Credit Extension means an Advance and/or an Equipment Advance.

          d. Equipment Advance. As used herein, “Equipment Advance” means an Equipment Advance (as defined in the Note) requested by Borrower and made by Bank under the Note, including a LIBOR Option Advance and/or a Prime Rate Option Advance.

          e. LIBOR. As used herein, “LIBOR” means the rate per annum (rounded upward if necessary, to the nearest whole 1/100 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR

100% - LIBOR Reserve Percentage

                    i. “Base LIBOR” means the rate per annum determined by Bank at which deposits for the relevant LIBOR Period would be offered to Bank in the approximate amount of the relevant LIBOR Option Advance in the inter-bank LIBOR market selected by Bank, upon request of Bank at 10:00 a.m. California time, on the day that is the first day of such LIBOR Period.

                    ii. “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable LIBOR Period.

          f. LIBOR Business Day. As used herein, “LIBOR Business Day” means a Business day on which dealings in Dollar deposits may be carried out in the interbank LIBOR market.

          g. LIBOR Period. As used herein, “LIBOR Period” means, with respect to a LIBOR Option Advance:

                    i. initially, the period commencing on, as the case may be, the date the Credit Extension is made or the date on which the Credit Extension is converted to a LIBOR Option Advance, and continuing for (A) in every case of an Equipment Advance, (i) before the Equipment Advance begins to amortize, a period for any number of days selected by Borrower in the notice of Credit Extension as provided in the Note or in the notice of conversion as provided in this Addendum provided that the last day of such period shall be on or before the date on which the applicable Equipment Advance would begin to amortize, and (ii) after the Equipment Advance has begun to amortize, a period for any number of days selected by Borrower provided that the last day of such period shall be on or before the Equipment Maturity Date and (B) in every case of an Advance, a thirty (30) day period thereafter, so long as the LIBOR Option is quoted for such period in the applicable interbank LIBOR market, as such period is selected by Borrower in the notice of Credit Extension as provided in the Note or in the notice of conversion as provided in this Addendum; and

                    ii. thereafter, each period commencing on the last day of the next preceding LIBOR Period applicable to such LIBOR Option Advance and continuing for, (A) in every case of an Equipment Advance, a three (3) year period thereafter and (B) in every case of an Advance, a thirty (30) day period thereafter, so long as the LIBOR Option is quoted for such period in the applicable interbank LIBOR market, as such period is selected by Borrower in the notice of continuation as provided in this Addendum.

          h. Regulation D. As used herein, “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

          i. Regulatory Development. As used herein, “Regulatory Development” means any or all of the following: (i) any change in any law, regulation or interpretation thereof by any public authority (whether or not having the force of law); (ii) the application of any existing law, regulation or the interpretation thereof by any public authority (whether or not having the force of law); and (iii) compliance by Bank with any request or directive (whether or not having the force of law) of any public authority.

     2. Interest Rate Options.

          g. Borrower shall have the following options regarding the interest rate to be paid by Borrower on Advances under the Note:

                    i. A rate equal to two and one-half percent (2.50%) above Bank’s LIBOR, (the “LIBOR Option”), which LIBOR Option shall be in effect during the relevant LIBOR Period; or

                    ii. A rate equal to the “Prime Rate” as defined in the Note and quoted from time to time by Bank as such rate may change from time to time (the “Prime Rate Option”).

          h. Equipment Advances shall bear interest at a rate equal to the “Prime Rate” as defined in the Note and quoted from time to time by Bank, as such rate may change from time to time. Notwithstanding the foregoing, at the time any Equipment Advance begins to amortize (and only at such point in time), Borrower shall have the following options regarding the interest rate to be paid by Borrower on such Equipment Advance under the Note:

                    i. A rate equal to two and one-half percent (2.50%) above Bank’s LIBOR, (the “LIBOR Option”), which LIBOR Option shall be in effect during the relevant LIBOR Period; or

                    ii. A rate equal to the “Prime Rate” as defined in the Note and quoted from time to time by Bank as such rate may change from time to time (the “Prime Rate Option”).

     3. LIBOR Option Advance. The minimum LIBOR Option Advance will not be less than Two Hundred Fifty Thousand Dollars and 00/100 Dollars ($250,000) for any LIBOR Option Advance.

     4. Payment of Interest on LIBOR Option Advances. Interest on each LIBOR Option Advance shall be payable pursuant to the terms of the Note. Interest on such LIBOR Option Advance shall be computed on the basis of a 360-day year and shall be assessed for the actual number of days elapsed from the first day of the LIBOR Period applicable thereto but not including the last day thereof.

     5. Bank’s Records Re: LIBOR Option Advances. With respect to each LIBOR Option Advance, Bank is hereby authorized to note the date, principal amount, interest rate and LIBOR Period applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to the Note, which notations shall be prima facie evidence of the accuracy of the information noted.

     6. Selection/Conversion of Interest Rate Options. At the time any Credit Extension is requested under the Note and/or Borrower wishes to select the LIBOR Option for all or a portion of the outstanding principal balance of the Note, and at the end of each LIBOR Period, Borrower shall give Bank notice specifying (a) the interest rate option selected by Borrower; (b) the principal amount subject thereto; and (c) if the LIBOR Option is selected, the length of the applicable LIBOR Period. Any such notice may be given by telephone so long as, with respect to each LIBOR Option selected by Borrower, (i) Bank receives written confirmation from Borrower not later than three (3) LIBOR Business Days after such telephone notice is given; and (ii) such notice is given to Bank prior to 10:00 a.m., California time, on the first day of the LIBOR Period. For each LIBOR Option requested hereunder, Bank will quote the applicable fixed LIBOR Rate to Borrower at approximately 10:00 a.m., California time, on the first day of the LIBOR Period. If Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by Borrower shall be subject to a redetermination of the rate by Bank; provided, however, that if Borrower fails to accept any such quotation given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR Option to be selected on such day. If no specific designation of interest is made at the time any Credit Extension is requested under the Note or at the end of any LIBOR Period, Borrower shall be deemed to have selected the Prime Rate Option for such Credit Extension or the principal amount to which such LIBOR Period applied. At any time the LIBOR Option is in effect, Borrower may, at the end of the applicable LIBOR Period, convert to the Prime Rate Option. At any time the Prime Rate Option is in effect, Borrower may convert to the LIBOR OPTION, and shall designate a LIBOR Period.

     7. Default Interest Rate. From and after the maturity date of the Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of the Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to five percent (5.00%) above the rate of interest from time to time applicable to the Note.

     8. Prepayment. In the event that the LIBOR Option is the applicable interest rate for all or any part of the outstanding principal balance of the Note, and any payment or prepayment of any such outstanding principal balance of the Note shall occur on any day other than the last day of the applicable LIBOR Period (whether voluntarily, by acceleration, required payment, or otherwise), or if Borrower elects the LIBOR Option as the applicable interest rate for all or any part of the outstanding principal balance of the Note in accordance with the terms and conditions hereof, and, subsequent to such election, but prior to the commencement of the applicable LIBOR Period, Borrower revokes such election for any reason whatsoever, or if the applicable interest rate in respect of any outstanding principal balance of the Note hereunder shall be changed, for any reason whatsoever, from the LIBOR Option to the Prime Rate Option prior to the last day of the applicable LIBOR Period, or if Borrower shall fail to make any payment of principal or interest hereunder at any time that the LIBOR Option is the applicable interest rate hereunder in respect of such outstanding principal balance of the Note, Borrower shall reimburse Bank, on demand, for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties. Such amount payable by Borrower to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant LIBOR Period, at the applicable rate of interest for such outstanding principal balance of the Note, as provided under this Note, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant outstanding principal balance of the Note hereunder through the purchase of an underlying deposit in an amount equal to the amount of such outstanding principal balance of the Note and having a maturity comparable to the relevant LIBOR Period; provided, however, that Bank may fund the outstanding principal balance of the Note hereunder in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Bank shall deliver to Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Any outstanding principal balance of the Note which is bearing interest at such time at the Prime Rate Option may be prepaid without penalty or premium. Partial prepayments hereunder shall be applied to the installments hereunder in the inverse order of their maturities.

BY INITIALING BELOW, BORROWER ACKNOWLEDGE(S) AND AGREE(S) THAT: (A) THERE IS NO RIGHT TO PREPAY ANY LIBOR OPTION ADVANCE, IN WHOLE OR IN PART, WITHOUT PAYING THE PREPAYMENT AMOUNT SET FORTH HEREIN (“PREPAYMENT AMOUNT”), EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW; (B) BORROWER SHALL BE LIABLE FOR PAYMENT OF THE PREPAYMENT AMOUNT IF BANK EXERCISES ITS RIGHT TO ACCELERATE PAYMENT OF ANY LIBOR OPTION ADVANCE AS PART OR ALL OF THE OBLIGATIONS OWING UNDER THE NOTE, INCLUDING WITHOUT LIMITATION, ACCELERATION UNDER A DUE-ON-SALE PROVISION; (C) BORROWER WAIVES ANY RIGHTS UNDER SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE OR ANY SUCCESSOR STATUTE; AND (D) BANK HAS MADE EACH LIBOR OPTION ADVANCE PURSUANT TO THE NOTE IN RELIANCE ON THESE AGREEMENTS.

BORROWER’S INITIALS

     9. Hold Harmless and Indemnification. Borrower agrees to indemnify Bank and to hold Bank harmless from, and to reimburse Bank on demand for, all losses and expenses which Bank sustains or incurs as a result of (i) any payment of a LIBOR Option Advance prior to the last day of the applicable LIBOR Period for any reason, including, without limitation, termination of the Note, whether pursuant to this Addendum or the occurrence of an Event of Default; (ii) any termination of a LIBOR Period prior to the date it would otherwise end in accordance with this Addendum; or (iii) any failure by Borrower, for any reason, to borrow any portion of a LIBOR Option Advance.

     10. Funding Losses. The indemnification and hold harmless provisions set forth in this Addendum shall include, without limitation, all losses and expenses arising from interest and fees that Bank pays to lenders of funds it obtains in order to fund the loans to Borrower on the basis of the LIBOR Option(s) and all losses incurred in liquidating or re-deploying deposits from which such funds were obtained and loss of profit for the period after termination. A written statement by Bank to Borrower of such losses and expenses shall be conclusive and binding, absent manifest error, for all purposes. This obligation shall survive the termination of this Addendum and the payment of the Note.

     11. Regulatory Developments Or Other Circumstances Relating To Illegality or Impracticality of LIBOR. If any Regulatory Development or other circumstances relating to the interbank Euro-dollar markets shall, at any time, in Bank’s reasonable determination , make it unlawful or impractical for Bank to fund or maintain, during any LIBOR Period, to determine or charge interest rates based upon LIBOR, Bank shall give notice of such circumstances to Borrower and:

          a. In the case of a LIBOR Period in progress, Borrower shall, if requested by Bank, promptly pay any interest which had accrued prior to such request and the date of such request shall be deemed to be the last day of the term of the LIBOR Period; and

          b. No LIBOR Period may be designated thereafter until Bank determines that such would be practical.

     12. Additional Costs. Borrower shall pay to Bank from time to time, upon Bank’s request, such amounts as Bank determines are needed to compensate Bank for any costs it incurred which are attributable to Bank having made or maintained a LIBOR Option Advance or to Bank’s obligation to make a LIBOR Option Advance, or any reduction in any amount receivable by Bank hereunder with respect to any LIBOR Option or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Developments, which (i) change the basis of taxation of any amounts payable to Bank hereunder with respect to taxation of any amounts payable to Bank hereunder with respect to any LIBOR Option Advance (other than taxes imposed on the overall net income of Bank for any LIBOR Option Advance by the jurisdiction where Bank is headquartered or the jurisdiction where Bank extends the LIBOR Option Advance; (ii) impose or modify any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Bank (including any LIBOR Option Advance or any deposits referred to in the definition of LIBOR); or (iii) impose any other condition affecting this Addendum (or any of such extension of credit or liabilities). Bank shall notify Borrower of any event occurring after the date hereof which entitles Bank to compensation pursuant to this paragraph as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Determinations by Bank for purposes of this paragraph, shall be conclusive, provided that such determinations are made on a reasonable basis.

     13. Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Note remain in full force and effect.

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     IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

CEPHEID	COMERICA BANK
Borrower	Bank

By:	By:

Title:	Title: